Exhibit 10.1

AMENDMENT TO SECOND AMENDED AND RESTATED

SUPPLY AND OFFTAKE AGREEMENT

This AMENDMENT TO SECOND AMENDED AND RESTATED SUPPLY AND OFFTAKE AGREEMENT (this “Amendment”), dated as of June 21, 2023, is made by and among Par Hawaii Refining, LLC, a Hawaii limited liability company (the “Company”), Par Petroleum, LLC, a Delaware limited liability company (the “Guarantor”), and J. Aron & Company LLC, a New York limited liability company (“Aron”) (each referred to individually as a “Party” and collectively, the “Parties”).

RECITALS

A.         The Company owns and operates the Refinery for the processing and refining of crude oil and other feedstocks and the recovery therefrom of refined products.

B.         The Company and Aron have entered into that certain Second Amended and Restated Supply and Offtake Agreement, dated as of June 1, 2021 (as from time to time amended, modified, supplemented, extended, renewed and/or restated, the “S&O Agreement”), pursuant and subject to which Aron has agreed to supply crude oil to the Company to be processed at the Refinery and purchase refined products from the Company produced at the Refinery.

C.         The Parties have agreed to amend the S&O Agreement pursuant to the terms set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, subject to the terms and conditions hereinafter set forth, agree as follows:

SECTION 1	Definitions; Interpretation

Section 1.1    Defined Terms. All capitalized terms used in this Amendment (including in the Recitals hereto) and not otherwise defined herein shall have the meanings assigned to them in the S&O Agreement, as amended hereby.

Section 1.2    Interpretation. The rules of construction set forth in Section 1.2 of the S&O Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2	Amendments to S&O Agreement.

Section 2.1    Amendments to the S&O Agreement. Effective as of Amendment Effective Date, the S&O Agreement is hereby amended as follows:

(a)    The following new defined terms are hereby added to Section 1.1 in the appropriate alphabetical order:

“Benchmark” means the SOFR Rate, provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, then, pursuant to terms and according to Section 11.14(a) of the S&O Agreement, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder in respect of such determination on such date and all determinations on all subsequent dates; provided further that if Compounded SOFR as determined would be less than the Floor for any calculation period under the Agreement, Compounded SOFR will be the Floor for such period.

“Benchmark Replacement” means, for any relevant period applicable thereto, the sum of: (a) the alternate benchmark rate that has been selected by Aron as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, for any relevant period applicable thereto, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Aron for the applicable Corresponding Tenor in its sole and absolute discretion, giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment for U.S. Dollar denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments of interest and other administrative matters) that Aron decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Aron in a manner substantially consistent with market practice (or, if Aron decides that adoption of any portion of such market practice is not administratively feasible or if Aron determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Aron decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark: in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the rate calculated by Aron to be the “USD-SOFR-OIS Compound” rate as defined in the ISDA Definitions; provided, however, that for purposes of such definition (a) the term “Calculation Period” shall mean, with respect to any date on which a payment is due, the applicable month and (b) the term “Underlying Benchmark” shall mean SOFR.

“Corresponding Tenor” means, with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable accrual period with respect to the then-current Benchmark.

“Floor” means a rate of interest equal to 0.00%.

“ISDA Definitions” means the 2021 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (including all appendices thereto and the Matrices, as defined therein) or any successor thereto, as in effect on July 1, 2023 or any successor definitional booklet for interest rate derivatives published from time to time.

“Reference Time” with respect to any determination of the Benchmark means the time determined by Aron in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website; provided, however, that if SOFR as determined would be less than the Floor for any calculation period under the Agreement, SOFR will be the Floor for such period.

“SOFR Adjustment” means 0.26161% per annum.

“SOFR Advance” means a Discretionary Draw Advance bearing interest at a rate determined by reference to SOFR Rate.

“SOFR Rate” means the sum of: (a) Compounded SOFR, and (b) the SOFR Adjustment.

(b)    The definitions of “LIBOR” and “LIBOR Day” set forth in Section 1.1 of the S&O Agreement are hereby deleted.

(c)    The definition of “Default Interest Rate” set forth in Section 1.1 of the S&O Agreement is hereby amended by replacing the reference to “LIBOR” with “SOFR Rate”.

(d)    Section 11.14 of the S&O Agreement is hereby amended and restated in its entirety to read as follows:

11.14            Making or Maintaining the Discretionary Draw Advance.

(a)         Benchmark Replacement Setting.

(i)           Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, Aron and the Company may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement.

(ii)         Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Aron will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii)         Notices; Standards for Decisions and Determinations. Aron will promptly notify the Company of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Aron pursuant to this Section 11.14(a), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party.

(b)         Inability to Determine Applicable Interest Rate. If, as of any date, Aron determines (which determination shall be conclusive absent manifest error) that the SOFR Rate cannot be determined pursuant to the definition thereof, then Aron shall give notice (which may be telephonic) thereof to the Company as promptly as practicable, whereupon, (x) no Discretionary Draw Advances may be made until such time as Aron notifies the Company that the circumstances giving rise to such notice no longer exist, and (y) for any Discretionary Draw Advances that have been made, the Parties shall endeavor to establish an alternate rate of interest to the SOFR Rate in accordance with clause (a) above. Aron shall promptly notify the Company when such circumstances no longer exist.

(c)        Illegality or Impracticability of the Discretionary Draw Advance. In the event that on any date Aron shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, or continuation of, its Discretionary Draw Advance (i) has after the Second Restatement Effective Date become unlawful as a result of compliance by Aron in good faith with any law (or would conflict with any treaty, rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable as a result of contingencies occurring after the Second Restatement Effective Date that materially and adversely affect the position of Aron in the applicable markets, then, if Aron shall have provided notice thereof to the Company, Aron shall be an “Affected Lender”. If the Company receives a notice from Aron pursuant to the preceding sentence, then (1) the obligation of Aron to increase the Discretionary Draw Advance shall be suspended until such notice shall be withdrawn by Aron, and (2) Aron’s obligations to maintain the Discretionary Draw Advance then outstanding (the “Affected Advance”) shall be terminated when required by law. Aron shall promptly notify the Company when the circumstances that led to its notice pursuant to this Section 11.14(b) no longer exist.

(d)         Compensation for Breakage. In the event that (i) a borrowing of the Discretionary Draw Advance or Incremental Discretionary Draw Amount does not occur on a date specified therefor in any Discretionary Draw Election Report given by the Company (other than as a result of a failure by Aron to make such Discretionary Draw Advance in accordance with its obligations hereunder), whether or not such notice may be rescinded in accordance with the terms hereof, (ii) any payment of any principal of the Discretionary Draw Advance occurs on a day other than on the last day of a period applicable to the setting of SOFR related thereto (including as a result of an Event of Default), or (iii) a prepayment of the Discretionary Draw Advance or any portion thereof does not occur on a date specified therefor in any notice of prepayment given by the Company, whether or not such notice may be rescinded in accordance with the terms hereof, the Company shall compensate Aron for all losses, costs, expenses and liabilities that Aron sustains, including any loss incurred from obtaining, liquidating or employing losses from third parties, but excluding any loss of margin or any interest rate “floor”, for the period following any such payment, assignment or conversion or any such failure to borrow, pay, prepay, convert or continue. To request compensation under this Section 11.14(d), Aron shall deliver to the Company a certificate setting forth in reasonable detail the basis and calculation of any amount or amounts that Aron is entitled to receive pursuant to this Section 11.14(d), which certificate shall be conclusive and binding absent manifest error. The Company shall pay Aron the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(e)         Booking of Discretionary Draw Advance. Aron may make, carry or transfer the Discretionary Draw Advance at, to or for the account of any of its branch offices or the office of any Affiliate of Aron.

(e)    Section 11.15(a)(i) of the S&O Agreement is hereby amended by deleting the text “(except any such reserve requirement reflected in LIBOR)” appearing therein.

(f)    Section 11.15(a)(iii) of the S&O Agreement is hereby amended by deleting the text “or the London interbank market” appearing therein.

(g)    Section 19.2(b) of the S&O Agreement is hereby amended by replacing the text “LIBOR” appearing in the sixth sentence thereof with “SOFR Rate”.

(h)    Section 30.13 of the S&O Agreement is hereby amended by replacing each reference to “LIBOR” appearing therein with “SOFR Rate”.

(i)    Schedules C-2 and F are each hereby amended and restated in its entirety as set forth on Exhibit A hereto.

Section 2.2    References Within S&O Agreement. Each reference in the S&O Agreement to “this Agreement” and the words “hereof,” “hereto,” “herein,” “hereunder,” or words of like import, and each reference in any other Transaction Document to “the S&O Agreement”, and the words “thereof,” “thereto,” “therein,” “thereunder” or words of like import, in each case, shall mean and be a reference to the S&O Agreement as amended hereby.

SECTION 3	Conditions to Effectiveness

This Amendment shall become effective on July 1, 2023 (the “Amendment Effective Date”) so long as on or prior thereto each of the following conditions precedent have been satisfied.

(a)    Executed Counterparts. The Company, the Guarantor and Aron shall have indicated their consent to this Amendment by the execution and delivery thereof to Aron.

(b)    Executed Amendment to Fee Letter. The Company and Aron shall have indicated their consent to an amendment to that certain Fee Letter, dated as of June 1, 2021 by the execution and delivery thereof to Aron.

(c)    Costs and Expenses. Aron shall have received all actual and reasonable expenses (including disbursements of counsel to Aron) that are due and payable pursuant to Section 21.5 of the S&O Agreement in connection with negotiation, execution and delivery of this Amendment.

SECTION 4	Representations and Warranties

To induce the other Party to enter into this Amendment, each Party hereby represents and warrants that (i) it has the limited liability company, governmental or other legal capacity, authority and power to execute this Amendment, to deliver this Amendment and to perform its obligations under the S&O Agreement, as amended hereby, and has taken all necessary action to authorize the foregoing; (ii) the execution, delivery and performance of this Amendment does not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or subject; (iii) all governmental and other consents required to have been obtained by it with respect to this Amendment have been obtained and are in full force and effect; (iv) its obligations under the S&O Agreement, as amended hereby, constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law); and (v) no Event of Default with respect to it has occurred and is continuing.

SECTION 5	Reaffirmation

All of the terms and provisions of the S&O Agreement shall, as amended and modified hereby, remain in full force and effect. Each of the Company and the Guarantor hereby agrees that the amendments and modifications herein contained shall in no manner affect (other than as expressly provided herein) or impair its obligations under the S&O Agreement, and the other Transaction Documents or the Liens securing the payment and performance thereof. Each of the Company and the Guarantor hereby ratifies and confirms all of its respective obligations and liabilities under the Transaction Documents to which it is a party, as expressly modified herein, and the Guarantor ratifies and confirms that such obligations and liabilities extend to and continue in effect with respect to, and continue to guarantee, the obligations of the Company under the Transaction Documents, as expressly modified herein.

SECTION 6	Miscellaneous

Section 6.1    S&O Agreement Otherwise Not Affected. Except for the amendments pursuant hereto, the S&O Agreement remains unchanged. Other than as amended hereby, the S&O Agreement each remains in full force and effect and is hereby ratified and confirmed in all respects. The execution and delivery of, or acceptance of, this Amendment and any other documents and instruments in connection herewith by either Party shall not be deemed to create a course of dealing or otherwise create any express or implied duty by it to provide any other or further amendments, consents or waivers in the future. For all purposes of the S&O Agreement and the other Transaction Documents, this Amendment shall constitute a “Transaction Document.”

Section 6.2    No Reliance. Each Party hereby acknowledges and confirms that it is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

Section 6.3    Costs and Expenses. The Company acknowledges and confirms that, pursuant to Section 21.5 of the S&O Agreement, it is responsible for the payment of all reasonable out-of-pocket expenses incurred by Aron and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Aron) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment, the other agreements amended in connection herewith, and the transactions contemplated hereby or thereby.

Section 6.4    Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Company, the Guarantor, Aron and their respective successors and assigns.

Section 6.5    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.

Section 6.6    Amendments. This Amendment may not be modified, amended or otherwise altered except by written instrument executed by the Parties’ duly authorized representatives.

Section 6.7     Counterparts. This Amendment may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 6.8    Interpretation. This Amendment is the result of negotiations between the Parties and has been reviewed by counsel to each of the Parties, and is the product of all Parties hereto. Accordingly, this Amendment shall not be construed against either Party merely because of such Party’s involvement in the preparation hereof.

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IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be executed by its duly authorized representative as of the date first above written.

J. ARON & COMPANY LLC

By:         /s/ Simon Collier

Name:    Simon Collier

Title:      Attorney-In-Fact

PAR HAWAII REFINING, LLC

By:         /s/ Shawn Flores

Name:    Shawn Flores

Title:      Chief Financial Officer

PAR PETROLEUM, LLC

By:         /s/ Shawn Flores

Name:    Shawn Flores

Title:      Chief Financial Officer

SIGNATURE PAGE TO AMENDMENT